Exhibit 99.2

January 31, 2005

Dear Shareholder:

My last letter to you was in September, and there have been many significant developments since that time. In the last 30 days alone, we were named "Product of the Year" in the database category by CRN (Computer Reseller News), we announced our first customer, Grupo S & C., we appointed two new directors and we announced a successful financing.

In this letter I want to deal with a personal issue that, after more than four years with the company, is front and center in my plans.

Almost a year ago, I met with the board of directors and told them that I believed a professional IT manager, experienced in database technology and particularly in enterprise software sales, was needed to propel the company to the next level. As we polished our product and began making progress in the marketplace, my opinion became the prevailing attitude. A secondary, but also important consideration as I approached my 67th birthday, was a desire to lessen the stresses and strains the CEO position automatically carries.

As I explained in a previous letter, last summer we engaged a professional search firm and in October found and appointed Boyd Pearce as president and chief operating officer. We believe that Boyd's background is uniquely suited to our challenges and after four months, the whole team at ANTs has come to respect his capabilities and enjoys working with him.

Boyd brings a deep understanding of the technology, a successful career selling in the enterprise database space, and most importantly, a management style that fits very easily into the culture of comradeship we have developed over the years.

Therefore, it is with great pleasure that I announce, effective February 1, 2005, Boyd Pearce will become president and chief executive officer of ANTs software inc., responsible for all day-to-day operations of the company. Please feel free to send Boyd good wishes and keep up the positive vibes that have helped all of us through some of the trying times of the last four years.

As for me, I intend to stay active; I don't really believe in full retirement. I will remain an employee of ANTs and chairman of the board of directors and hope to continue adding value in areas such as strategic planning, business development, and financing.

We have come a long way together under difficult circumstances. We believe that we are entering a new phase in the company's history, and under Boyd's able leadership, I believe the future has never looked brighter.

Sincerely,


/s/ Frank Ruotolo
-----------------
Frank Ruotolo
Chairman and CEO

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This letter is not an offer to sell, or solicitation of offers to buy, securities. This letter contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results; that it will result in a commercially viable product; or that the Company will secure necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-QSB for the quarter ended September 30, 2004. The Company undertakes no obligation to revise or publicly release the results of any revision to any such forward-looking statements.